Exhibit 10.1

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SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (hereinafter this “Agreement”) is entered into between Jonathan E. Johnson (hereinafter the “Employee”) and Overstock.com, Inc. (hereinafter the “Company”), collectively, the “Parties.”

RECITALS

WHEREAS, Employee and the Board of Directors of the Company (the “Board”) have mutually agreed that Employee will separate from the Company.

WHEREAS, Employee and the Company have reached an understanding as to the terms of the termination and by this Agreement intend to resolve all issues and define the transition period.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, representations, releases, and obligations contained herein, the sufficiency of which are expressly acknowledged by the Company and by Employee, the Parties hereby agree as follows:

REPRESENTATIONS AND OBLIGATIONS OF EMPLOYEE

1.         Severance and Covenant Not to Sue. Employee agrees, represents, and warrants that Employee was an at-will employee and that the Company is not required by either law, equity, or any verbal or written agreement to offer any severance amount. Employee agrees and recognizes that Employee’s employment relationship with Company, its subsidiaries, affiliates, and successors will permanently and irrevocably cease as of November 6, 2023 (the “Separation Date”) with Employee recognizing and agreeing that as of the Separation Date, Employee is not authorized to (a) make statements, decisions, or incur expense on behalf Company, or (b) bind the Company in any way.  Further, Employee hereby resigns from the Board and any positions with any subsidiaries or affiliates of the Company.  In exchange for the severance amount set forth in this Agreement, Employee further agrees, represents, and warrants that Employee has not filed any suit, claims, or charges with any court or governmental agency, and agrees, represents, and warrants that Employee will not file any suit, claims or charges with any court or governmental agency, in any jurisdiction, relating to or arising out of Employee’s employment with the Company; provided, however, that nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by any government agencies, including providing documents or other information without notice to the Company.  This Agreement does not limit Employee’s right to receive an award for information provided to any government agencies.

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2.         Unconditional Obligations.  The Company and Employee acknowledge that, regardless of whether Employee accepts this Agreement, Employee shall be paid his salary through the Separation Date, together with all accrued but unused vacation and he shall be entitled to reimbursement of business expenses through the Separation Date, if any, that shall be submitted and paid in accordance with Company business expense reimbursement policies (the “Accrued Obligations”).  Employee further acknowledges that he shall receive notice under separate cover concerning his right to continue his insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and that he is solely responsible for electing or declining such coverage and paying the applicable premiums to secure such coverage, except as set forth in paragraph 9(b).

3.         Covenant to Cooperate. Employee agrees to cooperate as necessary in assisting and training any new hires of the Company.  Through the date that is eighteen (18) months after the Separation Date, Employee agrees to make himself reasonably available to, and to reasonably cooperate with the Company in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration solely relating to matters Employee was involved in due to his employment with the Company or service on the Board, subject to: (a) accommodation for his other time commitments; (b) any privileges or immunities he may have; (c) reimbursement by the Company of all reasonable travel and related expenses incurred in connection with providing such cooperation; and (d) compensate Employee for all hours Employee spends cooperating in accordance with this paragraph 3 (other than time spent testifying), with such compensation being paid at an hourly rate of $425 per hour.  For avoidance of doubt, nothing in this paragraph 3 requires Employee to cooperate with the Company in any disputes between Employee and the Company, including (without limitation) disputes related to this Agreement.

4.         Communications.  Employee acknowledges that he has had the opportunity to review the proposed communications concerning his departure set forth in Exhibit B hereto, and that the issuance of such communications shall not give rise to any claim on his behalf.  The Company shall issue such communications at the times it deems necessary in substantially the form(s) attached hereto as Exhibit B.

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5.         Mutual Covenant Not to Disparage.  Subject to the exceptions set forth in paragraph 10, Employee agrees that Employee will not publicly or privately disparage the Company or the Company’s reputation, products, processes, partners, or executives, and agrees not to contact current employees, independent contractors, vendors, brokers, distributors or any other business partners or associates of the Company and speak ill of the Company or the Company’s products, processes, partners, or executives, or to take any action that might damage relationships between the Company and the Company’s current employees, independent contractors, vendors, brokers, distributors or any other business partners or associates of the Company.  Employee also agrees that if there is any substantiated evidence of violation of this paragraph 5, Employee will forfeit the entire severance amount and be subject to pay restitution of any amount already dispersed to Employee.  The Company agrees to instruct its officers and directors not to publicly or privately disparage Employee or the professional reputation of Employee.

6.         Release and Discharge. For the good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the foregoing recitals and provisions above, which by this reference are incorporated herein, Employee hereby fully and forever releases and discharges the Company, its subsidiaries and affiliates (together, the “Company Group”), and its and their members, shareholders, officers, directors, agents, employees, assigns, managers, partners, and board members (collectively, the “Releasees”) from any and all claims, demands, actions, causes of action, judgments and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which have existed or may have existed or which do exist or which may result in the future, including those which may be based in whole or in part on, or may arise from or are or may be related to Employee’s employment with the Company and service to the Company Group, alleged sexual harassment, alleged retaliation or the termination of Employee’s employment, including but not limited to the following:

a.          Any claim by Employee that the Company Group discriminated against Employee on the basis of race, sex, religion, age, national origin or handicap in violation of any state or federal law, including Title VII of the Civil Rights Act of 1964, as amended, the Family Medical Leave Act, the Americans with Disabilities Act, as amended, or the Utah Antidiscrimination Act, as amended.

b.          Any claim under federal, state, or local law regarding health benefits, retirement benefits or life insurance benefits.

c.          Any claim in tort that the Company Group negligently, intentionally, maliciously, or wantonly caused damage to Employee.

d.         Any claim under federal, state, or local law the Company Group inflicted emotional distress either intentionally or negligently on Employee.

e.          Any claim under federal, state, or local law against the Company Group sounding in contract, oral or written, express or implied, or any other agreement or promise.

f.          Any claim that the Company Group owes any sort of compensation, bonus, or money to Employee.

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This release will not include claims for correction of taxes or unpaid, documented, qualifying business expenses. These items will be resolved by the parties, and any claims released at a later date.  Further, notwithstanding anything in this Agreement to the contrary, Employee does not waive any rights Employee may have (i) under COBRA; (ii) to Employee’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the last date of employment, including without limitation, his rights pursuant to the 2021 Employee Stock Purchase Plan or the Nonqualified Deferred Compensation Plan; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived and/or which may arise after the execution of this Agreement; (v) to his rights, if any, to indemnification or advancement from the Company as an officer and/or director, whether pursuant to any agreement or by operation of law, including (without limitation) Employee’s rights to indemnification and advancement under his Indemnification Agreement dated October 26, 2010 (the “Indemnification Agreement”); (vi) the Accrued Obligations; and/or (vii) to enforce this Agreement, including to enforce his rights related to his equity ownership in the Company Group (subject to the treatment specified herein).  Employee expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied.  Employee acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and his decision to enter into it.  Employee acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.

7.          Return of Proprietary Information. In executing this Agreement, Employee warrants that Employee was a long-term employee at the Company, privy to confidential information. Employee also warrants that Employee has returned all property of the Company. Employee also acknowledges and agrees that Employee is obligated to return any and all of the Company’s proprietary materials. This includes keys, computers, phones, files, and any other tangible items belonging to the Company. Employee also agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.  Notwithstanding the foregoing: (a) Employee and the Company agree that Employee shall have a period of sixty (60) days in which the Company and Employee shall reasonably cooperate regarding the protection of Employee’s personal or privileged information stored on Company devices and systems and to secure the return of such information to Employee; and (b) Employee shall be permitted to retain the laptop, home computer equipment, and cellular phone and its phone number (after complying with any reasonable procedures directed by the Company to remove Company data), with any tax withholding obligation arising out of his retention of such property to be withheld from the severance payments payable to him under this Agreement; provided, however, that, for the avoidance of doubt, Employee shall, within sixty (60) days hereof, and while preserving all Company information, provide his Company laptop and cellular phone to personnel designated by the Company to inspect and remove Company data.

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8.         Protection of Proprietary and Confidential Information; Continuing Obligations. Employee hereby acknowledges that during the course of employment, Employee was privy to confidential and/or proprietary scientific, technical, and/or business information (hereinafter “Confidential Information”).  Subject to the exceptions set forth in paragraph 10, Employee agrees to protect, and not to use or disclose and not to destroy or delete, and immediately return any and all Confidential Information of the Company that is now in the possession, custody, or control of Employee, including any and all documents that exist in electronic form on Employee’s personal computer, as well as any other information stored by any means, including documents stored in any email account maintained or used by Employee or through any other means of physical, magnetic, electronic, virtual, or cloud storage. This information includes, but is not limited to any information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by inspection of tangible objects, including, without limitation, documents, processes, products, prototypes, plans, product plans, research, specifications, software, computer programs, or other copyrightable work, source code, trade secrets, business plans, customer, or client data, customer or client lists, customer or client names, lists of referral sources, price lists, pricing structures, business lists, business data, business techniques, business models, marketing techniques, marketing strategies, marketing plans or concepts, market information, financial data or analyses, financial forecasts or projections, financial formulas, budgets, third party or other contracts, contract amounts, salaries or wages, compensation and fringe benefit programs or packages, severance packages or agreements, internal, external, and/or personnel policies and procedures, company manuals or employee handbooks, training materials or procedures, bulletins, memos, and other materials and information relating to company operations, or any information or material that is designated as “confidential,” “proprietary,” or some similar designation (collectively “Proprietary Information”).  Subject to the exceptions set forth in paragraph 10, Employee reaffirms his obligations under that certain Employee Confidentiality, Non-Competition and Non-Solicitation Agreement dated January 25, 2007, as supplemented by that certain Supplement I to Employee Confidentiality, Non-Competition and Non-Solicitation Agreement dated December 21, 2017, and that certain Employment, Confidential Information and Invention Assignment, and Arbitration Agreement dated December 10, 2003, including his obligations of confidentiality, assignment of intellectual property, non-competition and non-solicitation within the foregoing, represents and warrants that he has not breached the same, and understands that such obligations continue after termination of employment and execution of this Agreement.

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REPRESENTATIONS AND OBLIGATIONS OF THE COMPANY

9.        Severance Payment. Provided that Employee accepts and executes this Agreement, complies with its terms, and executes and does not revoke the Supplemental Release attached hereto as Exhibit C (the “Supplemental Release”) within the time period specified therein, the Company will provide Employee with the following payments and benefits:

a.
a lump sum payment in the total gross amount of One Million Three-Hundred Twelve Thousand Five-Hundred Dollars ($1,312,500.00), less required withholdings and deductions, on the 60th day following the Separation Date;

b.
provided that Employee timely and properly elects continuation coverage under the Company’s group health plan(s) pursuant to COBRA, the Company will pay on Employee’s behalf the full amount of premiums for COBRA continuation coverage under the Company’s health insurance plan, including coverage for the Employee’s eligible dependents, until the earliest of (i) 18 months following the Separation Date; (ii) the expiration of Employee’s eligibility for continuation coverage under COBRA, or (iii) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Separation Date through the earliest of (i) through (iii), the “COBRA Payment Period”); provided, however, that Employee acknowledges and agrees that the election of COBRA continuation coverage shall remain Employee’s sole responsibility; and

c.
any and all outstanding and unvested compensatory equity awards previously granted to Employee that are subject solely to service-based vesting that would have vested through the date that is 18 months following the Separation Date (which equals 147,817 restricted stock units) shall be deemed to be immediately vested upon, and subject to, the Effective Date of the Supplemental Release, and shall be settled in accordance with the applicable award agreement, and any outstanding and unvested equity awards that do not vest pursuant to the foregoing shall be immediately forfeited.

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Employee acknowledges that all payments to him pursuant to this Agreement shall be subject to all applicable taxes and withholdings and reported on a Form W-2.  Notwithstanding subparagraph (b) above, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay the Employee, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month subject to tax withholdings and deductions. In all cases, if the Employee becomes eligible for substantially equivalent health insurance coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Employee must immediately notify the Company of such event.  For the avoidance of doubt, any applicable insurance premiums payable by the Company hereunder do not include any amounts payable by the Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Employee.  The Company further agrees to reimburse Employee for his reasonable attorneys’ fee incurred in the negotiation of this Agreement, up to a maximum amount of $50,000, conditioned upon Employee’s submission of adequate and itemized documentation evidencing such fees incurred.

GENERAL PROVISIONS

10.        Exceptions.  Employee acknowledges and agrees that nothing in this Agreement or in any agreement between him and the Company prohibits or limits him (or his attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before the Securities and Exchange Commission (SEC), the Department of Justice, any regulatory or self-regulatory organization, or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that he is not required to advise or seek permission from the Company before engaging in any such activity.  Employee further acknowledges that, in connection with any such activity, he must inform such authority of the confidential nature of any confidential information that he provides, and that he is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to the Company, as the Company does not waive and intends to preserve such privileges.  Employee is hereby notified that, pursuant to federal law (the Defend Trade Secrets Act), an individual, shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

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11.       Non-Assignment of Rights. Employee warrants that Employee has not assigned or transferred to any third party any right or claim described in the general release given in paragraph 6 above.

12.        No Reliance on Extraneous Information. Employee acknowledges that, in signing this Agreement, Employee is not relying on any information provided to Employee by the Company, nor is Employee relying upon the Company to provide any information.

13.       Clawback Policy.  All payments and benefits provided herein will be subject to recoupment in accordance with any clawback policy of the Company adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

14.        Modification.  No provision of this Agreement shall be amended, waived,  or modified except by an instrument in writing signed by the Parties.

15.       Voluntary Execution. Employee hereby represents that Employee has read and understands the contents of this Agreement, that no representations other than those contained herein have been made to induce Employee or to influence Employee to execute this Agreement, but that Employee executes this Agreement knowingly and voluntarily, after having received independent legal counsel of Employee’s own choosing, if Employee so chooses.

16.       Severability. If any provision of this Agreement is found to be illegal or unenforceable, in whole or in part, such provision or part thereof shall be treated as severable, leaving valid the remainder of this Agreement, including the other provisions, which shall remain effective and enforceable to the greatest extent permitted by law.

17.       Integration. This Agreement, including Exhibits A, B, and C and the Indemnification Agreement, constitutes the entire understanding and agreement between the Parties with respect to the subject matter herein, and supersedes all prior all previous understandings, agreements, communications, and representations, whether written or oral, between the Parties regarding the subject matter of this Agreement including the Key Overstock.com, Inc. Key Employee Severance Plan and, for the avoidance of doubt, the Executive Retention Agreement dated April 14, 2020 each of which is specifically waived and superseded by this Agreement. No provision of this Agreement may be waived, nor shall any provision of this Agreement be amended or otherwise modified in any manner, except by a writing executed by the Parties hereto. The parties further acknowledge that they are not relying on any information or representations other than those recited in this Agreement.

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18.        Headings. The paragraph headings used herein are for convenience and shall not be deemed to modify or construe the provisions hereof.

19.       Rights of Non-Parties. All persons or entities against whom claims are released or waived by this Agreement are either party to or intended beneficiaries of this Agreement and shall have the same right and ability to enforce the release or waiver provided by this Agreement as though a party and signatory hereto.

20.       Governing Law. This Agreement has been entered into in the State of Utah and shall be governed by the laws of the State of Utah, U.S.A. without regard to conflicts of law provisions or rules. In the event that any legal action becomes necessary to enforce or interpret the terms of this Agreement, such action shall be brought in the state or federal courts of Salt Lake County, such as, for example, the Third Judicial District Court for the State of Utah or the United States District Court for the District of Utah, the Parties hereby submitting and expressly consenting to the exercise of personal jurisdiction of such courts over the Parties with respect to any action to interpret or enforce this Agreement.

21.       Section 409A.  The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Executive’s employment are intended to mean Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i).  In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), at the time of his “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), then solely to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service,” shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day following the date that is six months after Executive’s separation from service.  To the extent that any reimbursements under this Agreement are subject to Code Section 409A, any such reimbursements payable to the Executive shall be paid to the Executive no later than December 31 of the year following the year in which the expense was incurred; provided that the Executive submits the Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

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22.        Attorney Fees. In any action to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to its court costs, to such reasonable attorneys’ fees, expert witness fees, and legal expenses, in addition to any other relief to which such party may be entitled and as may be fixed by the court.

23.      Binding Against Heirs. This Agreement, including the terms and provisions thereof, shall bind and benefit the Parties; their officers, agents, and employees; any parent, subsidiary, or affiliated companies thereof; any individuals signatory hereto and their heirs and executors; and any authorized successors, legal representatives, and permitted assigns of any of the foregoing.

24.      Non-Waiver. No failure to exercise or enforce or delay in exercising or enforcing, or partial exercise or enforcement of, any right, obligation or commitment under this Agreement shall constitute a waiver thereof, nor shall it preclude any other or further exercise or enforcement of any right, obligation or commitment under this Agreement.

25.       No Admission of Liability. The parties hereto acknowledge and agree that this Agreement does not constitute an admission of liability by any party and that each party denies liability to any other party.

26.        Signature by Counterparts. This Agreement may be executed in one or more counterpart(s), each of which is deemed an original, all of which together constitute one and the same agreement, and shall be valid and enforceable as an original as though all original signatures had been obtained on the same signature page of this Agreement.

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ACCEPTED AND AGREED

This Agreement is accepted and agreed to by the parties as indicated by their signatures

Jonathan E. Johnson		November 5, 2023
Printed Name		Date

/s/ Jonathan E. Johnson

Signature

Overstock.com

By:	/s/ E. Glen Nickle
E. Glen Nickle
Its:	Chief Legal Officer and Corporate Secretary

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EXHIBIT A

OVERSTOCK.COM

TERMINATION CERTIFICATION

I hereby certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, items that contain or embody Confidential Information, other documents or property, or reproductions of any aforementioned items belonging to Overstock.com, its subsidiaries, successors or assigns (together the “Company”).

I further certify that I have complied with and will continue to comply with all the terms of that certain Employee Confidentiality, Non-Competition and Non-Solicitation Agreement dated January 25, 2007, as supplemented by that certain Supplement I to Employee Confidentiality, Non-Competition and Non-Solicitation Agreement dated December 21, 2017, and that certain Employment, Confidential Information and Invention Assignment, and Arbitration Agreement dated December 10, 2003, signed by me, and confirm my agreements and obligations contained therein.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

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EXHIBIT B

[FORM OF PRESS RELEASE, 8-K]

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EXHIBIT C

SUPPLEMENTAL RELEASE

By his signature below, Jonathan E. Johnson (“Employee”) hereby releases and forever discharges as of the date hereof Overstock.com, Inc. and the Releasees as set forth herein.  Capitalized undefined terms used in this Supplemental Release shall have the meaning ascribed to them in the Severance Agreement and Release between Employee and the Company (the “Agreement”).  The Releasees are intended to be third-party beneficiaries of this Supplemental Release, and this Supplemental Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.  Employee agrees as follows:

1.         Employee understands that the payments or benefits to be paid or granted to him under the Agreement represent, in part, consideration for signing this Supplemental Release, and are not salary, wages or benefits to which he was already entitled.  Employee understands and agrees that he will not be eligible to receive any payments or benefits specified in paragraph 9 of the Agreement unless he executes this Supplemental Release after the Separation Date and within 21 days thereof, and does not revoke this Supplemental Release (as described herein).

2.         For the good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the foregoing recitals and provisions above, which by this reference are incorporated herein, Employee hereby fully and forever releases and discharges the Company and the Releasees from any and all claims, demands, actions, causes of action, judgments and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which have existed or may have existed or which do exist or which may result in the future, including those which may be based in whole or in part on, or may arise from or are or may be related to Employee’s employment with the Company, alleged sexual harassment, alleged retaliation or the termination of Employee’s employment, including but not limited to the following:

a.
Any claim by Employee that the Company Group discriminated against Employee on the basis of race, sex, religion, age, national origin or handicap in violation of any state or federal law, including Title VII of the Civil Rights Act of 1964, as amended, the Family Medical Leave Act, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), or the Utah Antidiscrimination Act, as amended.

b.	Any claim under federal, state, or local law regarding health benefits, retirement benefits or life insurance benefits.

c.	Any claim in tort that the Company Group negligently, intentionally, maliciously, or wantonly caused damage to Employee.

d.	Any claim under federal, state, or local law the Company Group inflicted emotional distress either intentionally or negligently on Employee.

e.	Any claim under federal, state, or local law against the Company Group sounding in contract, oral or written, express or implied, or any other agreement or promise.

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f.	Any claim that the Company Group owes any sort of compensation, bonus, or money to Employee.

3.         This release does not include claims for correction of taxes or unpaid, documented, qualifying business expenses. These items will be resolved by the parties, and any claims released at a later date.  Further, notwithstanding anything in this Supplemental Release to the contrary, Employee does not waive any rights Employee may have (i) under COBRA; (ii) to Employee’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the last date of employment, including without limitation, his rights pursuant to the 2021 Employee Stock Purchase Plan or the Nonqualified Deferred Compensation Plan; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived and/or which may arise after the execution of this Supplemental Release; (v) to his rights, if any, to indemnification or advancement from the Company as an officer and/or director, whether pursuant to any agreement or by operation of law, including (without limitation) Employee’s rights to indemnification and advancement under his Indemnification Agreement; (vi) the Accrued Obligations; (vii) to enforce the Agreement, including to enforce his rights related to his equity ownership in the Company Group (subject to the treatment specified herein); and/or (viii) to challenge the validity of this Supplemental Release.  Employee expressly consents that this Supplemental Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied.  Employee acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Supplemental Release, may have materially affected this Supplemental Release and his decision to enter into it.  Employee acknowledges and agrees that this waiver is an essential and material term of this Supplemental Release and that without such waiver the Company would not have agreed to the terms of the Agreement.

4.          In accordance with the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Worker’s Benefit Protection Act:

(a)
Employee acknowledges and agrees that the Agreement and this Supplemental Release is written in a manner that is understandable to him and that he has carefully read and fully understands the provisions and terms of the Agreement and this Supplemental Release and agrees to such provisions and terms;

(b)
Employee has been advised and hereby is advised in writing that Employee should consult with an attorney prior to executing this Supplemental Release, and Employee has obtained independent legal advice from an attorney of his own choice with respect to this Supplemental Release, or Employee has knowingly and voluntarily chosen not to do so;

(c)	Employee is not waiving rights or claims that may arise after the date that this Supplemental Release is executed by Employee;

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(d)	Employee knowingly and voluntarily waives any and all rights and claims, including, but not limited to rights under the ADEA and those laws listed in Section 2 above;

(e)	As consideration for executing this Supplemental Release, Employee will receive compensation of value to which Employee would not otherwise be entitled; and

(f)
No promise or inducement has been offered to Employee, except as expressly set forth in the Agreement, and Employee is not relying upon any such promise or inducement in entering into this Supplemental Release.

5.         Revocation Right.  After Employee executes this Supplemental Release, Employee shall have a period of seven (7) days from the date immediately following the date of execution of this Supplemental Release in which Employee may revoke this Supplemental Release at Employee’s sole election by notifying the Company in writing.  The written revocation must be either personally delivered or postmarked within seven (7) calendar days of Employee’s execution of this Supplemental Release to the Company, ATTN: E. Glen Nickle, Esq., 799 W. Coliseum Way Midvale, Utah 84047.  In the event Employee does not exercise his right to revoke this Supplemental Release, this Supplemental Release shall become effective on the date immediately following the seven-day revocation period described above (the “Effective Date”).

BY SIGNING THIS SUPPLEMENTAL RELEASE, I REPRESENT AND AGREE THAT:

•	I HAVE READ IT CAREFULLY;

•
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

•	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

•	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

•	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS SUPPLEMENTAL RELEASE TO CONSIDER IT;

•
I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS SUPPLEMENTAL RELEASE TO REVOKE IT AND THAT THIS SUPPLEMENTAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

•	I HAVE SIGNED THIS SUPPLEMENTAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

EXECUTION COPY
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I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATE:
JONATHAN E. JOHNSON